Exhibit 5.1

1114 Avenue of the
Americas, 23rd Floor

New York, New York
10036.7703 USA

P. 212.880.6000 | F.
212.682.0200

79 Wellington St. W., 30th
Floor
Box 270, TD South Tower
Toronto, Ontario M5K 1N2
Canada
P. 416.865.0040 | F.
416.865.7380

www.torys.com

February 26, 2024

Greenbrook TMS Inc.
890 Yonge Street, 7th Floor
Ontario M4W 3P4

RE:	Greenbrook TMS Inc. - Prospectus Supplement

Ladies and Gentlemen:

We have acted as counsel to Greenbrook TMS Inc. (the “Corporation”) in connection with the offering of 2,828,249 common shares in the capital of the Corporation (the “Shares”) as described in the Corporation’s prospectus supplement dated February 23, 2024 (the “Prospectus Supplement”) to the prospectus (together with the Prospectus Supplement, the “Prospectus”) included in the registration statement on Form F-3 (File No. 333-264067) of the Corporation filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 1, 2022, amended on April 12, 2022 and declared effective on April 15, 2022 (as amended as of its effective date, the “Registration Statement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the amended and restated securities purchase agreement, dated February 23, 2024, filed as Exhibit 10.1 to the Corporation’s Form 8-K on February 26, 2024 (the “Purchase Agreement”);

(d)	an executed copy of a certificate of Peter Willett, Chief Financial Officer of the Corporation, dated the date hereof (the “Officer’s Certificate”);

(e)	a copy of the Corporation’s articles of incorporation under the Business Corporations Act (Ontario) current as of February 26, 2024, and certified pursuant to the Officer’s Certificate;

(f)	the by-laws of the Corporation current as of February 26, 2024, and certified pursuant to the Officer’s Certificate; and

(g)	resolutions of the board of directors of the Corporation relating to the registration of the Shares and related matters.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Corporation and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Corporation, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Officer’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth below, we have assumed that (i) the Corporation will receive in full the consideration for the Shares set forth in the Purchase Agreement and the applicable resolutions of the board of directors of the Corporation approving the issuance of all such Shares, (ii) the issuance of the Shares has been registered in the Corporation’s share registry and (iii) the issuance of the Shares did not violate or conflict with any agreement or instrument binding on the Corporation. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation and of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Corporation under the Business Corporations Act (Ontario) and upon issuance of the Shares pursuant to the terms of the Purchase Agreement and the receipt by the Corporation of the consideration for the Shares pursuant to the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Corporation’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Torys LLP

Torys LLP